UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

May 30, 2007
Date of Report (Date of earliest event reported)

CENTRUS VENTURES INC.
(Exact name of registrant as specified in its charter)

NEVADA	000-52391	20-4178322
(State or other jurisdiction of	(Commission File	(IRS Employer Identification No.)
incorporation)	Number)

810 Peace Portal Drive, Suite 200
Blaine, Washington	98230
(Address of principal executive offices)	(Zip Code)

(360) 318-3788
Registrant's telephone number, including area code

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

____ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

____ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)

____ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))

____ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

ITEM 7.01             REGULATION FD DISCLOSURE

THREE-FOR-ONE STOCK SPLIT

The sole director of Centrus Ventures Inc. (the “Company”) has approved an increase to the number of authorized shares of the Corporation’s common stock from 100,000,000 shares to 300,000,000 and to correspondingly increase the number of the Corporation’s issued and outstanding shares on a three for one basis such that each shareholder will hold three shares for each one share held, to be effective on the 8th day of June, 2007, or such other date that is acceptable to NASD, each in accordance with Article 78.207 of Chapter 78 of the Nevada Revised Statutes.

NEGOTIATIONS FOR POSSIBLE MERGER

The Company is currently negotiating a possible merger with Royal Mines Inc., a Nevada corporation engaged in mineral property exploration and development in Nevada and Arizona. The parties anticipate that the merger will be accomplished on a basis that will result in the existing stockholders of Royal Mines Inc. receiving approximately 31,700,000 (post-split) shares of the merged entity. In addition, the Company’s principal stockholder, Kevin B. Epp, would agree to surrender for cancellation to the Company 23,500,000 (post-split) shares of the Company’s common stock held by him.

As a result of the proposed transactions upon completion of the proposed merger, the Company would have approximately 45,700,000 (post-split) shares of common stock issued and outstanding. The Company has instructed its legal counsel to prepare a formal agreement for the merger. There is no assurance that a formal agreement will be executed or the merger completed.

A copy of the Company’s press release announcing the stock split and possible merger is attached as an exhibit to this report.

ITEM 9.01             FINANCIAL STATEMENTS AND EXHIBITS.

(c)             Exhibits

Exhibit Number	Description of Exhibit

99.1	News Release dated May 30, 2007.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CENTRUS VENTURES INC.
Date: June 1, 2007
	By:	/s/ Kevin B. Epp
KEVIN B. EPP, PRESIDENT